Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-211849 of our report dated June 30, 2016, relating to the combined financial statements and financial statement schedule of Cousins Houston (which report expressed an unqualified opinion on the combined financial statement and financial statement schedule and includes an explanatory paragraph relating to the allocation of certain operating expenses from Cousins Properties Incorporated), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

July 22, 2016